Exhibit 10.01

                                AMENDMENT TO THE
                                SCANA CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN


               WHEREAS, SCANA Corporation (the "Company") established the SCANA Corporation Executive Deferred Compensation Plan (the "Plan"), and most recently amended and restated the Plan effective January 1, 2001; and WHEREAS, in accordance with Section 10.9 of the Plan, the Company reserves the right to amend the Plan; NOW, THEREFORE, IT IS RESOLVED effective February 20, 2003, unless otherwise provided herein, the Plan shall be amended as follows (additions bold and underlined, deletions struck-through):

         1.  Section 3.2 of the Plan is amended to read as follows:

         3.2 Participation. An Employee who meets the eligibility requirements of Section 3.1 may become a Participant in this Plan by electing to defer a portion of his Excess Compensation or Performance Share Award on such form and in such manner as determined by the Committee pursuant to Section 4. Eligible Employees who are participants in the Qualified Plan may automatically be deemed to have elected to defer a portion of their Excess Compensation hereunder in accordance with Section 4.

         2. Section 4.1(d) of the Plan is amended to read as follows:

                  (d) Deferral Procedures for Basic and Additional Deferrals. All elections under Section 4.1(a) and Section 4.1(b) must be made at such time and in such manner as specified by the Committee prior to the payroll period in which such Excess Compensation is otherwise earned. The Committee may, in its discretion, establish a default procedure whereby an Eligible Employee shall automatically be deemed to have elected to defer under this Plan the same percentage of his or her annual base salary as the deferral percentage in effect for such Eligible Employee under the Qualified Plan immediately prior to the Eligible Employee's participation in a given Year under this Plan. Once a Basic Deferral or Additional Deferral election is made (or deemed to be made) for a Year, it shall remain in effect for all future Excess Compensation otherwise payable in all future pay periods during that Year and any subsequent year until affirmatively changed by the Participant in accordance with the terms of the Plan and the procedures implemented hereunder. Participants may amend their Basic Deferral or Additional Deferral elections at any time, with respect to Excess Compensation to be earned after the date of such modified election. The Committee is permitted but not required to establish deferral procedures pursuant to which Participants are eligible to make separate deferral elections with respect to base salary and short-term incentive awards. Pursuant to such procedures, effective February 20, 2003, deferral elections (or modifications of prior elections) with respect to short-term incentive awards earned for any Year must be made prior to the first day of the sixth month before the end of the applicable performance cycle with respect to which the short-term incentive award is earned. Eligible Employee Basic Deferrals and Additional Deferrals shall be credited to the Participant's EDCP Ledger(s) at such times and in such manner as determined by the Committee, in its sole discretion, but no less frequently than monthly.

         3. Section 4.1(e) of the Plan is amended to read as follows:

                  (e) Deferral Procedures for Bonus Deferrals. Effective for elections made for three-year award cycles ending prior to February 20, 2003, eElections made under Section 4.1(c) must be made no later than the end of the second Year of any three-year award cycle established under the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan, and shall apply to the Participant's award that is otherwise payable, if at all, in the Year following the end of the three-year award cycleYear beginning immediately after the date the deferral election is made. Effective for elections made for three-year award cycles ending after February 20, 2003, elections made under Section 4.1(c) must be made no later than the first day of the sixth month prior to the end of any three-year award cycle established under the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan, and shall apply to the Participant's award that is otherwise payable, if at all, in the Year following the end of the three-year award cycle. Any Bonus Deferral election made for any Year shall apply solely with respect to the award otherwise payable in that Year and not any future Year. Eligible Employee Bonus Deferrals shall be credited to the Participant's EDCP Ledger(s) in such manner as determined by the Committee, in its sole discretion, but no later than as of the last business day of the month following the month in which the Participant's Performance Share Award is otherwise payable.

         4. Section 4.2 of the Plan is amended to read as follows:

         4.2 Crediting of Employer Matching Deferrals. Effective as of January 1, 2002, a Participant who has elected to have a Basic Deferral under
         Section 4.1(a) will automatically be credited with an amount equal to the Employer Matching Contribution to which the Participant would have been entitled under the Qualified Plan had his Basic Deferrals under this Plan been made under the Qualified Plan, disregarding any Code Limitations. Effective for deferrals made on or after February 20, 2003, any Participant who has elected to make a deferral under Section 4.1(a) or 4.1(b) for a Plan Year will be credited with an Employer Matching Deferral for such Plan Year of an amount equal to such deferral, provided that the total amount of a Participant's Employer Matching Deferral for any Plan Year shall not exceed an amount equal to 6% of the Participant's Excess Compensation. Such Employer Matching Deferrals shall be credited to each the Participant's "termination of employment" EDCP Ledger at such times and in such manner as the Committee, in its sole discretion determines, but no less frequently than monthly. For periods prior to January 1, 2002, a Participant shall be entitled to an Employer Matching Deferral in accordance with the terms of Appendix A.

         RESOLVED FURTHER, that the proper officers of the Company are authorized and directed to take all such actions, execute all such documents, and undertake any other actions that are necessary or desirable, in their discretion, to effectuate the foregoing resolution in connection with the implementation of the above described actions.